EXHIBIT 23.2


CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 24, 2005 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's ability to continue as a going concern), relating to the financial statements for the year ended December 31, 2004 of MacroChem Corporation, appearing in and incorporated by reference in the Annual Report on Form 10-K of MacroChem Corporation for the year ended December 31, 2006.


/s/ Deloitte & Touche LLP
Boston, Massachusetts
April 12, 2007




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